Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is between iHeartMedia Management Services, Inc. (such entity together with all past, present, and future parents, divisions, operating companies, subsidiaries, and affiliates are referred to collectively herein as “Company”) and Michael McGuinness (“Employee”).

1.	TERM OF EMPLOYMENT
This Agreement commences September 5, 2019 (“Effective Date”), and ends on September 4, 2023 (the “Employment Period”), and shall be automatically extended for additional two (2) year periods, unless either Company or Employee gives written notice of non-renewal that the Employment Period shall not be extended, or is otherwise terminated in accordance with the provisions herein. Notice must be provided between April 1st and May 1st prior to the end of the then applicable Employment Period (the “Notice of Non-Renewal Period”). The term “Employment Period” shall refer to the Employment Period if and as so extended.

2.	TITLE AND EXCLUSIVE SERVICES

(a)
Title and Duties. Employee’s title is Executive Vice President - Finance and Deputy Chief Financial Officer, reporting to the Chief Financial Officer, and Employee will perform job duties that are usual and customary for this position.

(b)
Exclusive Services. Employee shall not be employed or render services elsewhere during the Employment Period, provided, however, that Employee may participate in professional, civic or charitable organizations so long as such participation is unpaid and does not interfere with the performance of Employee’s duties.

(c)
Pre-Conditions. Employee affirms that no obligation exists with any prior employer or entity which would prevent full performance of this Agreement, or subject Company to any claim with respect to Company’s employment of Employee. The effectiveness of this Agreement is contingent upon, as applicable: (i) successful completion of a background check and (ii) valid authorization to work in the United States.  Company reserves the right to rescind any offer of employment or continued employment should you fail to meet these requirements.

3.	COMPENSATION AND BENEFITS

(a)
Base Salary. Employee shall be paid an annualized salary of Five Hundred Seventy-Five Thousand Dollars ($575,000.00) (“Base Salary”). The Base Salary shall be payable in accordance with the Company’s regular payroll practices and pursuant to Company policy, which may be amended from time to time. Employee is eligible for salary increases at Company’s discretion based on Company and/or individual performance.

(b)	Vacation. Employee is eligible for vacation days subject to the Employee Guide.

(c)
Annual Bonus. Eligibility for an Annual Bonus is based on financial and performance criteria established by Company and approved in the annual budget, pursuant to the terms of the applicable bonus plan which operates at the discretion of Company and its Board of Directors and is not a

guarantee of compensation.  The payment of any Bonus shall be no later than March 15 each calendar year following the year in which the Bonus was earned, within the Short-Term Deferral period under the Internal Revenue Code Section 409A (“Section 409A”) and applicable regulations.  Employee’s annual Bonus Target shall be 100% of Employee’s annual Base Salary. Employee shall be eligible for a prorated bonus for 2019 based upon his employment from the Effective Date through December 31, 2019. In addition, Employee’s 2019 Bonus payment shall be increased to compensate Employee for lost bonus earned from his prior employer (in an amount not to exceed $225,000) for the period of 2019 he worked for such employer if Employee does not receive a payment from such employer for such period in 2019. Employee will use his best efforts to obtain such prorated bonus payment from his prior employer.

(d)
One-Time Long-Term Incentive Grant.  As additional consideration for entering into this Agreement, Employee shall be awarded a one-time Long Term Incentive Grant of (i) 20,000 restricted stock units and (ii) 30,000 options to acquire shares of the Class A Common Stock of iHeartMedia, Inc. (“iHM, Inc.”), pursuant to the iHM, Inc. 2019 Incentive Equity Plan (the “Plan”), and applicable award agreement, subject to approval by the Board of Directors or the Compensation Committee of iHM, Inc., as applicable.

(e)
Long Term Incentive. Employee will also be eligible for Long Term Incentive (“LTI”) opportunities consistent with other comparable positions pursuant to the terms of the award agreement(s), taking into consideration demonstrated performance and potential, and subject to approval by Employee’s Manager and the Board of Directors or the Compensation Committee of iHM, Inc., as applicable.

(f)	Benefits. Employee will be eligible to participate in various benefit programs provided by Company on the same terms and conditions as they are made available to other similarly situated employees.

(g)
Expenses. Company will reimburse Employee for business expenses, consistent with past practices pursuant to Company policy. Any reimbursement that would constitute nonqualified deferred compensation shall be paid pursuant to Section 409A.

(h)	Compensation pursuant to this section shall be subject to overtime eligibility, if applicable, and in all cases be less applicable payroll taxes and other deductions.

4.	NONDISCLOSURE OF CONFIDENTIAL INFORMATION

(a)
Company has provided and will continue to provide to Employee confidential information and trade secrets including but not limited to Company’s marketing plans, growth strategies, target lists, performance goals, operational and programming strategies, specialized training expertise, employee development, engineering information, sales information, client and customer lists, contracts, representation agreements, pricing and ratings information, production and cost data, fee information, strategic business plans, budgets, financial statements, technological initiatives, proprietary research or software purchased or developed by Company, content distribution, information about employees obtained by virtue of an employee’s job responsibilities and other information Company treats as confidential or proprietary (collectively the “Confidential Information”). Employee acknowledges that such Confidential Information is proprietary and agrees not to disclose it to anyone outside Company except to the extent that (i) it is necessary in connection with performing Employee’s duties; or (ii) Employee is required by court order to disclose the Confidential Information, provided that Employee shall promptly inform Company, shall cooperate with Company to obtain a protective order or otherwise restrict disclosure, and shall only disclose Confidential Information to the minimum extent necessary to comply with the court order. Employee agrees to never use trade secrets in competing, directly or indirectly, with Company. When employment ends, Employee will immediately return all Confidential Information to Company.

(b)
Employee understands, agrees and acknowledges that the provisions in this Agreement do not prohibit or restrict Employee from communicating with the DOJ, SEC, DOL, NLRB, EEOC or any other governmental authority, exercising Employee’s rights, if any, under the National Labor Relations Act to engage in protected concerted activity, making a report in good faith and with a reasonable belief of any violations of law or regulation to a governmental authority or cooperating with or participating in a legal proceeding relating to such violations including providing documents or other information. Employee is hereby provided notice that under the 2016 Defend Trade Secrets Act (DTSA): (1) no individual will be held criminally or civilly liable under Federal or State trade secret law for the disclosure of a trade secret (as defined in the Economic Espionage Act) that: (a) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and, (2) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

(c)
The terms of this Section 4 shall survive the expiration or termination of this Agreement for any reason. Further, this Section 4 shall not be applied to interfere with Employee’s Section 7 rights under the National Labor Relations Act.

5.	NON-INTERFERENCE WITH COMPANY EMPLOYEES AND ON-AIR TALENT

(a)
To further preserve Company’s Confidential Information, goodwill and legitimate business interests, during employment and for twelve (12) months after employment ends (the “Non-Interference Period”), Employee will not, directly or indirectly, hire, engage or solicit any current employee or on-air talent of Company with whom Employee, within the twelve (12) months prior to Employee’s termination, had contact, supervised or received Confidential Information about, to provide services elsewhere or cease providing services to Company.

(b)	The terms of this Section 5 shall survive the expiration or termination of this Agreement for any reason.

6.	NON-SOLICITATION OF CLIENTS

(a)
To further preserve Company’s Confidential Information, goodwill and legitimate business interests, for twelve (12) months after employment ends (the “Non-Solicitation Period”), Employee will not, directly or indirectly, solicit Company’s clients with whom Employee, within the twelve (12) months prior to Employee’s termination, engaged, had contact or received Confidential Information about (“Restricted Clients”).  For the purposes of this Section, “solicit” shall mean (i) inducing or attempting to induce Restricted Clients to diminish or cease doing business with Company; (ii) inducing or attempting to induce Restricted Clients to advertise with or sponsor any other entity engaged in the sale of advertising on media platforms; or (iii) inducing or attempting to induce Restricted Clients to enter into any transaction which would have an adverse effect on Company.

(b)	The terms of this Section 6 shall survive the expiration or termination of this Agreement for any reason.

7.	NON-COMPETITION AGREEMENT

(a)
To further preserve Company's Confidential Information, goodwill, specialized training expertise, and legitimate business interests, Employee agrees that during employment and for twelve (12) months after employment ends (the “Non-Compete Period”), Employee will not perform, directly or indirectly, the same or similar services provided by Employee for Company, or in a capacity that would otherwise likely result in the use or disclosure of Confidential Information, for any entity engaged in a business in which Company is engaged (including such business that is in the research, development or implementation stages), and with which Employee participated at the time of Employee’s termination or within the twelve (12) months prior to Employee’s termination or about which Employee received Confidential Information, (“Competitor”), including, but not limited to:  Amazon, Inc.; Apple, Inc.; Cumulus Media, Inc.; Entercom Communications Corp.; Pandora Media, Inc.; Sirius XM Radio Inc.; Google; Rhapsody International, Inc.; Slacker Radio; iTunes Radio; Spotify USA Inc., and TuneIn, Inc., or for any entity engaged in the sale of advertising on media platforms, in any geographic region in which Employee has or had duties or in which Company does business and about which Employee has received Confidential Information (the “Non-Compete Area”).

(b)	The terms of this Section 7 shall survive the expiration or termination of this Agreement for any reason.

8.	TERMINATION
This Agreement and/or Employee’s employment may be terminated at any time by mutual agreement, approved by (i) Company in writing, and (ii) a representative of Company’s Legal Department, or:

(a)	Death. The date of Employee’s death shall be the termination date.

(b)
Disability. Company may terminate this Agreement and/or Employee’s employment if Employee is unable to perform the essential functions of Employee’s full-time position for more than 180 days in any 12 month period, subject to applicable law.

(c)	Termination By Company. Company may terminate employment with or without Cause. “Cause” means:

(i)
willful misconduct, including, without limitation, violation of sexual or other harassment policy, misappropriation of or material misrepresentation regarding property of Company, other than customary and de minimis use of Company property for personal purposes, as determined in discretion of Company;

(ii)	non-performance of duties (other than by reason of disability);

(iii)	failure to follow lawful directives;

(iv)
a felony conviction, a plea of nolo contendere by Employee, or other conduct by Employee that has or would result in material injury to Company’s reputation, including conviction of fraud, theft, embezzlement, or a crime involving moral turpitude;

(v)	a material breach of this Agreement; or

(vi)	a significant violation of Company’s employment and management policies.

If Company elects to terminate for Cause under (c)(ii), (iii), (v) or (vi), Employee shall have ten (10) days to cure to the reasonable satisfaction of Company after written notice, except where such cause, by its nature, is not curable as determined by Company or the termination is based upon a recurrence of an act previously cured by Employee.

(d)
Non-Renewal. Following notice by either party under Section 1, and subject to the requirements of Section 10, Company shall determine the termination date and may, in its sole discretion, modify Employee’s duties and/or responsibilities at any point after such notice has been provided, through the end of the Employment Period. Modification of Employee’s duties and/or responsibilities pursuant to this subsection shall not trigger Good Cause by Employee under Section 8(e).

(e)
Termination By Employee For Good Cause.  Subject to Section 8(d), Employee may terminate Employee’s employment at any time for “Good Cause,” which is:  (i) Company’s repeated failure to comply with a material term of this Agreement after written notice by Employee specifying the alleged failure or (ii) a substantial and unusual increase in responsibilities and authority without an offer of additional reasonable compensation as determined by Company in light of compensation for similarly situated employees.  If Employee elects to terminate Employee’s employment for “Good Cause,” Employee must provide Company written notice within thirty (30) days, after which Company shall have thirty (30) days to cure.  If Company has not cured and Employee elects to terminate Employee’s employment, Employee must do so within ten (10) days after the end of the cure period.

9.	COMPENSATION UPON TERMINATION

(a)
Death. Company shall, within thirty (30) days, pay to Employee’s designee or, if no person is designated, to Employee’s estate, Employee’s accrued and unpaid Base Salary and any unpaid prior year bonus, if any, through the date of termination, and any payments required under applicable employee benefit plans.

(b)
Disability. Company shall, within thirty (30) days, pay all accrued and unpaid Base Salary and any unpaid prior year bonus, if any, through the termination date and any payments required under applicable employee benefit plans.

(c)
Termination By Company For Cause: Company shall, within thirty (30) days, pay to Employee Employee’s accrued and unpaid Base Salary through the termination date and any payments required under applicable employee benefit plans.

(d)
Termination By Company Without Cause/Non-Renewal by Company/Termination by Employee for Good Cause. If Company terminates employment without Cause or Non-Renews, or if Employee terminates employment for Good Cause, Company will pay the accrued and unpaid

Base Salary through the termination date determined by Company, unpaid prior year bonus, if any, and any payments required under applicable employee benefit plans. In addition, if Employee signs a Severance Agreement and General Release of claims in a form satisfactory to Company, Company will pay Employee, in periodic payments in accordance with ordinary payroll practices and deductions, Employee’s current Base Salary for twelve (12) months (the “Severance Payments” or “Severance Pay Period”). Further, Employee shall be eligible for a pro-rata bonus as follows: If employed full-time between January 1st and August 31st and actively performing duties, and if the last day of full-time employment is between September 1st and December 31st, Employee will receive a pro-rata portion of the Annual Bonus (“Pro-Rata Bonus”), calculated based upon performance as of the termination date as related to overall performance at the end of the calendar year.  Employee is eligible only if a bonus would have been earned by the end of the calendar year.  Calculation and payment of the bonus, if any, will be pursuant to the plan in effect during the termination year.

(e)
Non-Renewal By Employee. If Employee gives notice of non-renewal under Section 1, Company shall pay the accrued and unpaid Base Salary through the termination date, and any payments required under applicable employee benefit plans. If the termination date is before the end of the then current Employment Period, and if Employee signs a Severance Agreement and General Release of claims in a form satisfactory to Company, then Company will, in periodic payments in accordance with ordinary payroll practices and deductions, pay Employee an amount equal to Employee’s pro-rata Base Salary through the end of the then current Employment Period (the “Severance Payments” or “Severance Pay Period”).

(f)    Employment by Competitor or Re-hire by Company During Severance Pay Period.

(i)
If Employee is in breach of any post-employment obligations or covenants, or if Employee is hired or engaged in any capacity by any Competitor of Company, in Company’s sole discretion, in any location during any Severance Pay Period, Severance Payments shall cease. The foregoing shall not affect Company’s right to enforce the Non-Compete pursuant to Section 7. Employee acknowledges that each individual Severance Payment received is adequate and independent consideration to support Employee’s General Release of claims referenced in Section 9(d), as each is something of value to which Employee would not have otherwise been entitled at termination had Employee not executed a General Release of claims.

(ii)
If Employee is rehired by Company during any Severance Pay Period, Severance Payments shall cease; however, if Employee’s new Base Salary is less than Employee’s previous Base Salary, Company shall pay Employee the difference between Employee’s previous and new Base Salary for the remainder of the Severance Pay Period.

10.    RIGHT TO MATCH

(a)	During the Employment Period, neither Employee nor any representative will negotiate or enter into any agreement for Employee’s services, except as provided for below.

(b)
During the Employment Period and for six (6) months thereafter, Employee shall not enter into the employment of, perform services for, enter into any oral or written agreement for services, give or accept an option for services, or grant or receive future rights to provide services to or for any Competitor in the Non-Compete Area unless such services are to be performed after the end of the Employment Period and the conclusion of any Non-Compete Period, and Employee has first provided to Company a bona fide written offer disclosing the terms thereof, the name of the offeror, and a signed statement that Employee is willing to accept the offer, and willing to enter into an employment agreement with Company on terms which are substantially similar to those of the bona fide offer which Employee intends to grant or accept. Company shall have fifteen (15) business days after receipt of such notice to notify Employee of its acceptance or rejection of such offer. If Company accepts the offer, the parties shall be bound to enter into an agreement on substantially similar terms and conditions. “Substantially similar terms and conditions” shall include only duration of employment and terms that provide financial compensation (i.e. Base Salary, Bonus, benefits and other economic incentives reducible to cash or cash equivalents).

(c)
If Employee does not accept such other offer, the terms of this Section shall apply in the same manner to any subsequent offer received by or made to Employee prior to the expiration of the six (6) month period referred to in Section 10(b) above. This Section shall not affect Employee’s obligations pursuant to Section 7.

11.	CONSULTING PERIOD
Nothing obligates Company to use Employee’s services except as it may elect to do so. Any time prior to the Notice of Non-Renewal Period, Company may elect, in its sole discretion, to place Employee in an employee consulting status for twelve (12) months (the “Consulting Period”), which is coextensive with and may extend the Employment Period, after which the Employment Period shall end. Company shall have fully discharged its obligations hereunder by payment to Employee of the Base Salary, and unpaid prior year bonus, if any. Employee will also be eligible for a pro-rata bonus, calculated based upon performance as of the date on which Employee is placed in a consulting status as related to overall performance at the end of the calendar year. While Company retains the exclusive right to Employee’s services during the Consulting Period and Employee shall perform duties as directed in Company’s discretion, Company shall limit its requests for services to allow Employee the ability to accept and perform non-competitive services if Employee so chooses. Notwithstanding Section 3(f) above, Employee’s participation in Company’s benefit plans may change or be terminated in accordance with Company’s applicable benefit plans. During any Consulting Period, any vacation benefits, long-term incentive awards or options shall not continue to vest or accrue. This Section does not supersede the termination provisions set forth in Section 8 (a), (b) or (c) (for cause) of this Agreement. Placement of Employee in a consulting capacity shall not trigger Good Cause by Employee under Section 8(e). If Company elects to place Employee in a Consulting Period, Employee is not entitled to severance under Section 9(d), and Sections 5, 6 and 7 shall not apply following the end of the Employment Period.

12.	PAYOLA, PLUGOLA AND CONFLICTS OF INTEREST
Employee acknowledges familiarity with Company policies on payola, plugola and sponsorship identification (collectively “Payola Policies”) and warrants that Employee will fully comply with such policies. Employee shall certify compliance with the Payola Policies from time to time as requested by the Company. Employee shall notify Company immediately in writing if there is any attempt to induce Employee to violate the Payola Policies.

13.	OWNERSHIP OF MATERIALS

(a)
Employee agrees that all inventions, improvements, discoveries, designs, technology, and works of authorship (including but not limited to computer software) made, created, conceived, or reduced to practice by Employee, whether alone or in cooperation with others, during employment, together with all patent, trademark, copyright, trade secret, and other intellectual property rights related to any of the foregoing throughout the world, are among other things works made for hire (the “Works”) and at all times are owned exclusively by Company, and in any event, Employee hereby assigns all ownership in such rights to Company. Employee understands that the Works may be modified or altered and expressly waives any rights of attribution or integrity or other rights in the nature of moral rights (droit morale) for all uses of the Works. Employee agrees to provide written notification to Company of any Works covered by this Agreement, execute any documents, testify in any legal proceedings, and do all things necessary or desirable to secure Company’s rights to the foregoing, including without limitation executing inventors’ declarations and assignment forms, even if no longer employed by Company. Employee agrees that Employee shall have no right to reproduce, distribute copies of, perform publicly, display publicly, or prepare derivative works based upon the Works. Employee hereby irrevocably designates and appoints the Company as Employee’s agent and attorney-in-fact, to act for and on Employee’s behalf regarding obtaining and enforcing any intellectual property rights that were created by Employee during employment and related to the performance of Employee’s job. Employee agrees not to incorporate any intellectual property created by Employee prior to Employee’s employment, or created by any third party, into any Company work product. This Agreement does not apply to an invention for which no equipment, supplies, facility, or trade secret information of Company was used and which invention was developed entirely on Employee’s own time, so long as the invention does not (i) relate directly to the business of the Company, (ii) relate to the Company’s actual or demonstrably anticipated research or development, or (iii) result from any work performed by Employee for Company.

(b)	The terms of this Section 13 shall survive the expiration or termination of this Agreement for any reason.

14.	PARTIES BENEFITED; ASSIGNMENTS
This Agreement shall be binding upon Employee, Employee’s heirs and Employee’s personal representative or representatives, and upon Company and its respective successors and assigns. Employee hereby consents to the Agreement being enforced by any successor or assign of the Company without the need for further notice to or consent by Employee. Neither this Agreement nor any rights or obligations hereunder may be assigned by Employee, other than by will or by the laws of descent and distribution.

15.	GOVERNING LAW
This Agreement shall be governed by the laws of the State of Texas and Employee expressly consents to the personal jurisdiction of the Texas state and federal courts for any lawsuit relating to this Agreement.

16.	LITIGATION AND REGULATORY COOPERATION
During and after employment, Employee shall reasonably cooperate in the defense or prosecution of claims, investigations, or other actions which relate to events or occurrences during employment. Employee’s cooperation shall include being available to prepare for discovery or trial and to act as a witness. Company will pay an hourly rate (based on Base Salary as of the last day of employment) for cooperation that occurs after employment, and reimburse for reasonable expenses, including travel expenses, reasonable attorneys’ fees and costs.

17.	INDEMNIFICATION

Company shall defend and indemnify Employee for acts committed in the course and scope of employment. Employee shall indemnify Company for claims of any type concerning Employee’s conduct outside the scope of employment, or the breach by Employee of this Agreement.

18.	DISPUTE RESOLUTION

(a)
Arbitration. This Agreement is governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq. and evidences a transaction involving commerce. This Dispute Resolution Provision applies to any dispute arising out of or related to Employee's employment with Company or termination of employment. Nothing contained in this Provision shall be construed to prevent or excuse Employee from using the Company’s existing internal procedures for resolution of complaints, and this Provision is not intended to be a substitute for the use of such procedures. Except as it otherwise provides, this Provision is intended to apply to the resolution of disputes that otherwise would be resolved in a court of law, and therefore this Provision requires all such disputes to be resolved only by an arbitrator through final and binding arbitration and not by way of court or jury trial. Such disputes include without limitation disputes arising out of or relating to interpretation or application of this Agreement, including the enforceability, revocability or validity of the Agreement or any portion of the Agreement. The Provision also applies, without limitation, to disputes regarding the employment relationship, trade secrets, unfair competition, compensation, breaks and rest periods, termination, or harassment and claims arising under the Uniform Trade Secrets Act, Civil Rights Act of 1964, Americans With Disabilities Act, Age Discrimination in Employment Act, Family Medical Leave Act, Fair Labor Standards Act, and state statutes, if any, addressing the same or similar subject matters, and all other state statutory and common law claims.

(b)
The following claims are excluded from this Provision: workers compensation, state disability insurance, unemployment insurance claims, and claims for benefits under employee benefit plans covered by the Employee Retirement Income Security Act that contain an appeal procedure or other exclusive and/or binding dispute resolution procedure in the respective plan. Disputes that may not be subject to pre-dispute arbitration agreements as provided by the Dodd-Frank Wall Street Reform and Consumer Protection Act (Public Law 111-203) are also excluded from the coverage of this Provision. Nothing in this Provision prevents Employee from making a report to or filing a claim or charge with a government agency, including without limitation the Equal Employment Opportunity Commission, U.S. Department of Labor, U.S. Securities and Exchange Commission, National Labor Relations Board, or Office of Federal Contract Compliance Programs. Nothing in this Provision prevents the investigation by a government agency of any report, claim or charge otherwise covered by this Agreement.  This Provision also does not prevent federal administrative agencies from adjudicating claims and awarding remedies based on those claims, even if the claims would otherwise be covered by this Provision. Nothing in this Provision shall be deemed to preclude or excuse a party from bringing an administrative claim before any agency in order to fulfill the party's obligation to exhaust administrative remedies before making a claim in arbitration. The Company will not retaliate against Employee for filing a claim with an administrative agency or for exercising rights (individually or in concert with others) under Section 7 of the National Labor Relations Act.

(c)
The Arbitrator shall be selected by mutual agreement of the Company and the Employee. Unless the Employee and Company mutually agree otherwise, the Arbitrator shall be an attorney licensed to practice in the location where the arbitration proceeding will be conducted or a retired federal or state judicial officer who presided in the jurisdiction where the arbitration will be conducted. If for any reason the parties cannot agree to an Arbitrator, either party may apply to a court of competent jurisdiction with authority over the location where the arbitration will be conducted for appointment of a neutral Arbitrator. The court shall then appoint an Arbitrator, who shall act under this Provision with the same force and effect as if the parties had selected the Arbitrator by mutual agreement. The location of the arbitration proceeding shall be no more than 45 miles from the place where the Employee last worked for the Company, unless each party to the arbitration agrees in writing otherwise.

(d)
A demand for arbitration must be in writing and delivered by hand or first class mail to the other party within the applicable statute of limitations period. Any demand for arbitration made to the Company shall be provided to the Company's Legal Department, 20880 Stone Oak Parkway, San Antonio, Texas 78258. The Arbitrator shall resolve all disputes regarding the timeliness or propriety of the demand for arbitration.

(e)
In arbitration, the parties will have the right to conduct adequate civil discovery, bring dispositive motions, and present witnesses and evidence as needed to present their cases and defenses, and any disputes in this regard shall be resolved by the Arbitrator. The Federal Rules of Civil Procedure shall govern any depositions or discovery efforts, and the arbitrator shall apply the Federal Rules of Civil Procedure when resolving any discovery disputes.

(f)
Class Action Waiver. In the event of any dispute, controversy or claim arising out of employment with, or otherwise relating to Employee’s relationship with Company, claims may only be brought by Employee or by Company in the Employee’s individual capacity, and not as a plaintiff or class member in any purported class, collective, or other joint proceeding. In that regard, Employee specifically agrees not to file, initiate directly or indirectly, join or participate in any class, collective, or other representative proceeding against Company and its respective directors, officers, agents, representatives and employees. If a class, collective, or other representative proceeding is filed purporting to include Employee, Employee shall promptly take all steps to refrain from opting in or to opt-out and will otherwise exclude him/herself from the proceeding, as applicable. Claims covered by this waiver may not be joined or consolidated with claims of other individuals without the consent of both Company and Employee. Notwithstanding any other clause contained in this Agreement, the preceding Class Action Waiver shall not be severable from this Provision in any case in which the dispute to be arbitrated is brought as a class, collective or representative action. Although an Employee will not be retaliated against, disciplined or threatened with discipline as a result of Employee’s exercising his or her rights under Section 7 of the National Labor Relations Act by the filing of or participation in a class, collective or representative action in any forum, the Company may lawfully seek enforcement of this Provision and the Class Action Waiver under the Federal Arbitration Act and seek dismissal of such class, collective or representative actions or claims. Notwithstanding any other clause contained in this Provision, any claim that all or part of the Class Action Waiver is unenforceable, unconscionable, void or voidable may be determined only by a court of competent jurisdiction and not by an arbitrator.

(g)	Each party will pay the fees for his, her or its own attorneys, subject to any remedies to which that party may later be entitled under applicable law. However, in all cases where required by law, the

Company will pay the Arbitrator’s and arbitration fees. If under applicable law the Company is not required to pay all of the Arbitrator’s and/or arbitration fees, such fee(s) will be apportioned between the parties by the Arbitrator in accordance with applicable law.

(h)
Within thirty (30) days of the close of the arbitration hearing, any party will have the right to prepare, serve on the other party and file with the Arbitrator a brief. The Arbitrator may award any party any remedy to which that party is entitled under applicable law, but such remedies shall be limited to those that would be available to a party in a court of law for the claims presented to and decided by the Arbitrator. The Arbitrator will issue a decision or award in writing, stating the essential findings of fact and conclusions of law. Except as may be permitted or required by law, neither a party nor an Arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties. A court of competent jurisdiction shall have the authority to enter a judgment upon the award made pursuant to the arbitration.

(i)
Injunctive Relief. A party may apply to a court of competent jurisdiction for temporary or preliminary injunctive relief in connection with an arbitrable controversy, but only upon the ground that the award to which that party may be entitled may be rendered ineffectual without such provisional relief.

(j)
This Section 18 is the full and complete agreement relating to the formal resolution of employment-related disputes. In the event any portion of this Section 18 is deemed unenforceable and except as set forth in Section 18(f), the remainder of this Agreement will be enforceable.

(k)	This Section 18 shall survive the expiration or termination of this Agreement for any reason.

Employee Initials: _________                Company Initials: ________

19.	REPRESENTATIONS AND WARRANTIES OF EMPLOYEE
Employee represents that Employee is under no contractual or other restriction inconsistent with the execution of this Agreement, the performance of Employee’s duties hereunder, or the rights of Company. Employee represents that Employee is under no disability that prevents Employee from performing the essential functions of Employee’s position, with or without reasonable accommodation.

20.	SECTION 409A COMPLIANCE
Payments under this Agreement (the “Payments”) shall be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A, the Regulations, applicable case law and administrative guidance. All Payments shall be deemed to come from an unfunded plan. Notwithstanding any provision in this Agreement, all Payments subject to Section 409A will not be accelerated in time or schedule. Employee and Company will not be able to change the designated time or form of any Payments subject to Section 409A. In addition, all Severance Payments that are deferred compensation and subject to Section 409A will only be payable upon a “separation from service” (as that term is defined at Section 1.409A-1(h) of the Treasury Regulations) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section 1.409A-1(h)(3). All references in this Agreement to a termination of employment and correlative terms shall be construed to require a “separation from service.”

21.	EARLY RESOLUTION CONFERENCE
For purposes of obtaining subsequent employment, while employed by Company or during any post-employment Non-Compete Period and/or Consulting or Severance Pay Period, Employee will (a) give Company written notice at least fifteen (15) days prior to being engaged by any entity or individual, and (b) provide Company with sufficient information about the entity or individual engaging Employee and the services Employee shall perform to enable Company to determine if such engagement would likely lead to a violation of this Agreement, thereby allowing the parties the opportunity to discuss and/or resolve any issues raised by Employee’s new engagement.  The foregoing shall not affect Company’s right to enforce the Non-Compete pursuant to Section 7.

22.	CONFIDENTIALITY

(a)
Neither Employee, nor any person acting on behalf of Employee, will disclose any terms of this Agreement to any entity engaged in a business in which Company is engaged (including such business that is in the research, development or implementation stages) or to any customer, client, affiliate or vendor of Company, unless required to do so to enforce its terms or to the extent required by law.

(b)
Employee authorizes the Company to inform any prospective employer of the existence and terms of this Agreement (for purposes of enforcement regarding a potential violation of such terms) without liability for interference with Employee’s prospective employment.

(c)	This subsection shall not be applied to interfere with Employee’s Section 7 rights under the National Labor Relations Act.

23.	MISCELLANEOUS
This Agreement contains the entire understanding of the parties with respect to the subject matter hereof for the period defined and, upon its Effective Date, supersedes and nullifies all prior or contemporaneous conversations, negotiations, or agreements (oral or written) regarding the subject matter of this Agreement. To the extent this Agreement has been executed prior to its Effective Date and other agreements are in place as of the date of execution, such other agreements remain in place until the Effective Date has been reached, and the terms of this Agreement shall not be in effect unless and until the Effective Date has been reached. This Agreement may not be modified or amended except in writing signed by Employee and Company and approved by a representative of Company’s Legal Department. This Agreement may be executed in counterparts, a counterpart transmitted via electronic means, and all executed counterparts, when taken together, shall constitute sufficient proof of the parties’ entry into this Agreement. The parties agree to execute any further or future documents which may be necessary to allow the full performance of this Agreement. The failure of a party to require performance of any provision of this Agreement shall not affect the right of such party to later enforce any provision. A waiver of the breach of any term or condition of this Agreement shall not be deemed a waiver of any subsequent breach of the same or any other term or condition. If any provision of this Agreement shall, for any reason, be held unenforceable, such unenforceability shall not affect the remaining provisions hereof, except as specifically noted in this Agreement, or the application of such provisions to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law. Company and Employee agree that the restrictions contained in Section 4, 5, 6, 7, and 13, are material terms of this Agreement, reasonable in scope and duration and are necessary to protect Company’s Confidential Information, goodwill, specialized training expertise, and legitimate business interests. If any restrictive covenant is held to be unenforceable because of the scope, duration or geographic area, the parties agree that the court or arbitrator may reduce the scope, duration, or geographic area, and in its reduced form, such provision shall be enforceable. Should Employee violate the provisions of Sections 5, 6, or 7, then in addition to all other remedies available to Company, the duration of these covenants shall be extended for the period of time when Employee began such violation until Employee permanently ceases such violation. Employee agrees that no bond will be required if an injunction is sought to enforce any of the covenants previously set forth herein. In the event that Employee’s employment continues for any period of time following the end of the Employment Period, unless and until agreed to in a new executed agreement, such employment or continuation thereof is “at-will” and may be terminated at any time by either party. Further, in the event of such at-will continuation of employment past the end of the Employment Period, the Right to Match period provided in Section 10(b) shall continue through six (6) months from the end of Employee’s employment. The headings in this Agreement are inserted for convenience of reference only and shall not control the meaning of any provision hereof. Nothing in this Agreement shall be construed to control or modify which entity (among the Company’s family of entities) is the Employee’s legal employer for purposes of any laws or regulations governing the employment relationship. Employee acknowledges receipt of the iHeartMedia Employee Guide (“Employee Guide”), Code of Conduct and other Company policies (available on the Company’s intranet website) and agrees to review and abide by their terms, which along with any other policy referenced in this Agreement may be amended from time to time at Company’s discretion. Employee understands that Company policies do not constitute a contract between Employee and Company. Any conflict between such policies and this Agreement shall be resolved in favor of this Agreement.

Upon full execution by all parties, this Agreement shall be effective on the Effective Date in Section 1.

EMPLOYEE:

/s/ Michael McGuinness             Date: 8/1/19
Michael McGuinness

COMPANY:

/s/ Richard J. Bressler             Date: 8/1/19
Richard J. Bressler
President, Chief Financial Officer and
Chief Operating Officer